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                            ASSET PURCHASE AGREEMENT

                                     Between

             Compression Labs, Incorporated, a Delaware Corporation

                                       and

               Charger Industries, Inc., a California Corporation

                            Dated as of June 7, 1996

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This ASSET PURCHASE AGREEMENT (together with the exhibits and schedules hereto, the "Agreement") is entered into as of June 7, 1996 between Compression Labs Incorporated, a Delaware corporation ("Seller"), and Charger Industries, a California corporation and a subsidiary of General Instrument Corporation of Delaware, a Delaware corporation ("Buyer"), with reference to the following facts:

                                    RECITALS

A. Seller, through its Broadcast Products Division is the owner of certain assets more particularly described in this Agreement, including both tangible and intangible property, used by it in the business of developing, designing, licensing and/or manufacturing radio and television broadcast products and associated electronics parts, all as further set forth in Section 2.1.

B. Buyer wishes to purchase those assets and is willing to assume certain associated obligations and some related liabilities, and Seller is willing to sell those assets, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings when used in the Agreement:

"Accounting Principles" mean the accounting principles and methodologies set forth on Schedule 4.5.

"Accounts Payable" shall have the meaning set forth in Section 4.7.

"Accrued Pre-Closing Taxes Payable" shall have the meaning set forth in Section 3.8.

"Affiliate" shall mean any parent, subsidiary or division, whether direct or indirect, of a specified corporation including any division thereof.

"Assets" shall have the meaning set forth in Section 2.1.

"Assigned Contracts" shall have the meaning set forth in Section 2.1.5.

"Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement with respect to the Assumed Liabilities and the Excluded Liabilities, in form and substance mutually agreeable to the parties.

"Assumed Liabilities" shall have the meaning set forth in Section 3.5.
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"Bill of Sale" shall mean a Bill of Sale with respect to the Assets in form and substance mutually agreeable to the parties.

"Business" shall mean the business of the Broadcast Products Division as it is currently conducted, excluding the SpectrumSaver operation.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

"Closing" and "Closing Date" shall have the respective meanings set forth in
Section 3.1.

"Closing Date Valuations" shall mean the Net Value of Inventory and the Net Value of Fixed Assets, each as of the Closing Date, calculated in accordance with Section 3.2.2.

"COBRA" shall have the meaning set forth in Section 11.2(f).

"Contract" shall mean any contract, agreement, license, lease, sales order, purchase order or other legally binding commitment, which has been expressly and voluntarily entered into with a third party, whether written or oral.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Employee Letter" shall have the meaning set forth in section 8.1.9.

"Employees" shall have the meaning set forth in Section 4.8.

"Encoder Subcontracting Agreements" shall mean an agreement for Seller to subcontract to Buyer all manufacturing of encoders and related equipment pursuant to the agreement between Seller and Thomson Consumer Electronics, Inc., dated March 30, 1992, (the "Thomson Agreement") and the agreement between Seller and NEC Australia (the "NEC Australia Agreement"), provided that all terms and conditions under such agreements shall be substantially the same as under the Thomson Agreement and the NEC Australia Agreement, respectively, except Buyer shall have no obligations for indemnification of Seller or Thomson or NEC Australia under the Encoder Subcontracting Agreements.

"Environmental Laws" shall mean all federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to protection of the environment from Hazardous Substances, including, but not limited to, those relating to (i) emissions, discharges or releases of Hazardous Substances into the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances as such, and (iii) underground storage tanks containing Hazardous Substances, and related piping, and emissions, discharges or releases therefrom.

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"Environmental Losses" means all Losses (including anticipated compliance costs)
which result from a violation of applicable Environmental Law or the presence or Release or offsite shipment of Hazardous Substances prior to the Closing.

"Environmental Response" shall mean any actions, liability to investigate, contain, treat, eliminate or reduce the concentration of Hazardous Substances that are required to comply with a Government Agency order including, but not limited to, the investigation of the environmental condition, the preparation of any feasibility studies, reports or remedial plans and the performance of any cleanup, remediation, treatment, containment, operation, maintenance, monitoring or restoration work.

"Excluded Assets" shall have the meaning set forth in Section 2.2.

"Excluded Liabilities" shall have the meaning set forth in Section 3.6.

"Facilities and Services Agreement" shall mean an agreement substantially in the form set forth on Schedule A.

"Fixed Assets" shall mean the machinery and equipment, including computer equipment, furniture and fixtures, tools and supplies included in the Assets.

"GAAP" means generally accepted accounting principles in the United States.

"Government Agency" shall mean any federal, state, local or foreign government or government agency, bureau, board, commission, department or political subdivision.

"Hazardous Substances" shall mean pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, including, but not limited to, asbestos and asbestos containing materials, polychlorinated biphenyl, petroleum, including crude oil or any fraction thereof, or any chemicals or substances the presence of which a Government Agency requires to be investigated or remediated.

"Indemnified Party" shall mean, with respect to any Losses, the party seeking indemnity hereunder.

"Indemnifying Party" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

"Independent Accountants" shall have the meaning set forth in Section 3.2.2(c).

"Intellectual Property" shall have the meaning set forth in Section 2.1.2.

"Inventory" shall mean the raw materials, work-in-process and finished goods included in the Assets.

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"Leased Real Property" shall mean the real property located at 2860 Junction
Blvd., San Jose, California and the real property located at Duluth, Georgia.

"License and Co-Ownership Agreement" shall mean a license agreement in substantially the form attached hereto as Exhibit B.

"Losses" shall mean any and all costs and expenses (including, but not limited to, reasonable attorneys' fees, but excluding consequential damages), damages and losses actually incurred by the Indemnified Party, net of (i) any tax adjustments, benefits, savings or reductions, and (ii) any insurance proceeds, in either case to which the Indemnified Party is entitled by virtue of such costs, expenses, damages and losses.

"Manufacturing Agreement" shall mean an agreement substantially in the form set forth on Schedule C.

"Material Adverse Effect" shall mean a material adverse effect on the operations, Assets, business or condition (financial or otherwise) of the Business.

"NEC Australia Agreement" shall have the meaning set forth in the definition of "Encoder Subcontracting Agreements."

"Net Value of Fixed Assets" shall mean the historical cost of the Fixed Assets less accumulated depreciation determined in accordance with GAAP adjusted by the principles and methodologies set forth in Schedule 4.5(a).

"Net Value of Inventory" shall mean the historical cost of the Inventory, less valuation reserves, determined in accordance with GAAP, adjusted by the principles and methodologies set forth on Schedule 4.5(a).

"Pension Plans" shall have the meaning set forth in Section 4.8.

"Plan Liabilities" shall have the meaning set forth in Section 3.6.

"Prepaid Post-Closing Taxes" shall have the meaning set forth in Section 3.8.

"Purchase Price" shall have the meaning set forth in Section 3.2.1.

"Purchase Price Adjustment" shall have the meaning set forth in Section 3.2.1.

"Real Estate Document" shall mean the sub-sublease relating to the Duluth, Georgia facility, substantially in the form set forth in Schedule D.

"Rehired Employee" shall have the meaning set forth in Section 11.2(a).

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"Release" means any discharge, emission or release, including a Release as defined in CERCLA at 2 U.S.C. Section 9601(22). The term "Released" has a corresponding meaning.

"Transaction Documents" shall mean this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the License Agreement, the Encoder Subcontracting Agreements the Facilities and Services Agreement, the Real Estate Document and the Manufacturing Agreement.

"Transactions" shall mean the transactions contemplated by the Transaction Documents.

"Vacation Accrual" shall have the meaning set forth in Section 11.2(d).

"Valuations" shall mean the Net Value of Inventory and the Net Value of Fixed Assets.

"Virtex Agreements" shall have the meaning set forth in Section 8.1.11.

"Welfare Plans" shall have the meaning set forth in Section 4.8.

2. TRANSFER OF ASSETS.

2.1 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the assets and properties, as the same shall exist on the Closing Date (except the Excluded Assets), whether real, personal or mixed, tangible or intangible, whether or not reflected on the books of Seller, and wherever located, which (except as set forth below) are used primarily in connection with the conduct of the Business (collectively, the "Assets"), including without limitation, the following:

         2.1.1 PERSONAL PROPERTY. All tangible personal property, including, but not limited to, fixtures, vehicles, machinery and equipment, furniture, tools, supplies and inventory (finished goods, work-in-process and raw materials), used in the Business (other than that relating to videoconferencing) including those set forth in Schedule 2.1.1;

         2.1.2 INTELLECTUAL PROPERTY. The trademarks and trade names used primarily in the Business, including without limitation those listed in
         Schedule 2.1.2, the patents, patent applications, trademark and trade name registrations, service marks and service mark registrations, mask works and mask work registrations, the applications therefor and licenses with respect thereto that are listed in Schedule 2.1.2, copyrights and copyright registrations, know how, including without limitation, trade secrets, designs, inventions, technical information, engineering notebooks, technical and product documentation and specifications, software (including source code), customer lists, supplier lists, other proprietary and trade rights, the goodwill and the business appurtenant to any of the foregoing and any rights, claims or choses in action relating to or deriving from any of the foregoing primarily attributable to the Business, and together with any unregistered intellectual property used by the Business (collectively, the "Intellectual Property");

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         2.1.3 SALES MATERIALS. All catalogues, brochures, sales literature, promotional material and other selling material relating solely to the products of the Business;

         2.1.4 BOOKS AND RECORDS. All books and records and all files, documents, papers and agreements pertaining to the Assets, the Assumed Liabilities or otherwise to the business of the Business that would be necessary or helpful in continuing the operation of the Business as a going concern; provided that Seller may retain copies thereof to the extent related to other businesses of Seller;

         2.1.5 ASSIGNED CONTRACTS. All Contracts listed in Schedule 4.9 (the "Assigned Contracts");

         2.1.6 INSURANCE FROM DESTROYED OR DAMAGED ASSETS. All insurance proceeds from any insurance provider for any Asset that is destroyed or damaged after the date hereof and prior to the Closing, or any replacement property or asset actually acquired for such destroyed or damaged Asset;

         2.1.7 PERMITS AND LICENSE. All transferable business licenses, permits and equivalent documents related primarily to the Business or necessary to the Business; and

         The Assets shall include, in addition, all of the assets of the type described above that are acquired by Seller for use primarily in connection with the Business between the date hereof and the Closing Date.

2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Assets and shall be retained by Seller (the "Excluded Assets"):

         2.2.1 CASH AND CASH EQUIVALENTS. Subject to Section 2.1.6, cash on hand and cash equivalents of Seller (whether or not relating to the Business), including, but not limited to, bank accounts and temporary cash investments;

         2.2.2 ACCOUNTS RECEIVABLE. Accounts receivable of Seller, whether or not relating to the Business.

         2.2.3 REFUND CLAIMS. Rights to or Claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date and benefit of net operating loss carry-forwards or other credits of Seller;

         2.2.4 INSURANCE. Except as set forth in Section 2.1.6, all insurance policies and rights thereunder including but not limited to rights to any cancellation value as of the Closing Date;

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         2.2.5 UNRELATED CONFIDENTIAL INFORMATION. Proprietary or confidential business or technical information, records and policies that relate generally to Seller or any of its Affiliates and are not used in the Business, including but not limited to the corporate directory, management procedures and guidelines, proprietary financial reporting formats, accounting procedures, instructions, organization manuals and strategic plans;

         2.2.6 UNRELATED AND CORPORATE ASSETS. All other assets of Seller not included in the Assets to be sold hereunder, including but not limited to assets not used primarily in connection with the conduct of the Business and assets used exclusively in connection with Seller's corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books, videoconferencing equipment, routers and servers and stock transfer books), and all assets used exclusively in the SpectrumSaver operations.

         2.2.7 NON-ASSIGNED CONTRACTS. All Contracts relating to the Business other than the Assigned Contracts.

         2.2.8 ASSETS DISPOSED OF. Any assets of the Business that are disposed of, sold or consumed after the date hereof in the ordinary course of business consistent with past practice.

3.   CLOSING, PURCHASE PRICE, ASSUMPTION OF LIABILITIES.

3.1 CLOSING. The closing (the "Closing") shall take place at the offices of Cooley Godward Castro Huddleson & Tatum, Palo Alto, California on June 20, 1996 at 10:00 a.m., or at such other place or at such other date and time as Seller and Buyer may mutually agree (the "Closing Date").

3.2  PURCHASE PRICE AND ADJUSTMENT.

         3.2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets hereunder shall be $12,458,000, subject to adjustment under
         Section 3.2.2.

         3.2.2 POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be subject to adjustment after the Closing in accordance with the following procedure:

               (a) On the Closing Date (or such other date as the parties may jointly specify), Seller shall conduct a physical inventory at all locations including sub-contractor locations. Buyer and its representatives shall be entitled to observe such inventory. Promptly after the Closing Date, but in no event later than 15 days following the Closing, Seller, with the assistance and cooperation of personnel of the Business employed by Buyer after the Closing Date (who, for these purposes, will be under the direction and supervision of Seller) -- but who shall be entitled to keep Buyer regularly informed regarding their activities under this paragraph (a),

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               will prepare in accordance with GAAP and the principles and methodologies used to prepare the Valuations, and present to Buyer the Closing Date Valuations.

               (b) After the Closing Date, for the purpose of preparing the Closing Date Valuations, Seller and its accountants shall have full access, at all reasonable times and in a manner not disruptive of the ongoing operation of Buyer, to the books, records and properties of Buyer reasonably related to the Business and all personnel of Buyer reasonably requested by Seller. Buyer and its accountants shall have the right to review the work papers of Seller utilized in preparing the Closing Date Valuations. The Closing Date Valuations shall be binding on Buyer unless Buyer presents to Seller within 20 days after its receipt of the Closing Date Valuations from Seller written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

               (c) If Buyer and Seller are unable to resolve any disagreement with respect to the Closing Date Valuations within 30 days after Seller receives a timely notice of disagreement, the items of disagreement alone shall be referred for final determination to a San Francisco Bay Area office of Ernst & Young LLP, or if a San Francisco Bay Area office of Ernst & Young LLP is unable or unwilling to make such final determination to such other independent accounting firm as the parties shall mutually designate (Ernst & Young LLP or such other accounting firm is referred to herein as the "Independent Accountants"). The Closing Date Valuations shall be deemed to be binding on Buyer and Seller (the "Final Valuations") upon (i) Buyer's failure to deliver a notice of disagreement to Seller, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered to Seller, of (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them. Notwithstanding anything contained in this Agreement, in no event shall the Final Valuation of Net Value of Fixed Assets be greater than $5 million or Net Value of Inventory be greater than $11 million.

               (d) The Purchase Price shall be reduced or increased, as the case may be, by (i) the amount, if any, by which the Net Value of Fixed Assets, as set forth in the final Valuations, is less than or greater than $3,145,000 and (ii) the amount, if any, by which the Net Value of Inventory, as set forth in the final Valuations, is less than or greater than $5,067,000 (the "Purchase Price Adjustment").

               (e) If issues are submitted to the Independent Accountants for resolution, (i) each party will furnish the Independent Accountants with such workpapers, documents and other information related to the disputed issue as the Independent Accountants may reasonably request and each party will be afforded the opportunity to present to the Independent Accountants any material it believes relevant to the resolution of the disputed issue and to discuss the same with the Independent Accountants,
               (ii) the determination of the Independent Accountants as to the resolution of the disputed issues, which shall be set forth in a written

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               notice delivered to Buyer and Seller, shall be binding and conclusive on both parties, and (iii) the fees and disbursements to the Independent Accountants shall be borne equally, one-half by Buyer and one-half by Seller.

3.3 PAYMENT TO SELLER ON CLOSING DATE. (a) On the Closing Date, Buyer shall pay (i) $10,958,000 of the Purchase Price, less the amount of Vacation
Accrual and less the amounts payable under Section 3.3 (as adjusted by agreement of the parties prior to the Closing), to Seller, and (ii) the amounts listed on Schedule 3.3 (as adjusted by agreement of the parties prior to the Closing) to the payees set forth in Schedule 3.3. The parties agree that
Schedule 3.3 may be adjusted prior to Closing to include any amounts payable by Seller to third parties and not previously disclosed pursuant hereto, payment of which, pursuant to this Section 3.3, will release all claims which such parties may have against any of the Assets, it being understood that to the extent that such claims are released at or prior to Closing that any related breach of Section 4 shall not cause the condition set forth in Section 8.1.1 regarding representations and warranties not to have been satisfied. All amounts paid to Seller pursuant hereto shall be paid by wire transfer in immediately available funds to the following account:

         Bank:             Bank of America
                           1850 Gateway Boulevard
                           Concord, CA  94520
                           ABA No. 121000358

         Beneficiary:      Compression Labs, Incorporated
                           Concentration Account
                           Account No. 1233518997

(b) Within three (3) business days after the Purchase Price Adjustment is determined, Buyer shall pay the balance of the Purchase Price plus or minus, as applicable, the amount of the Purchase Price Adjustment (the "Net Purchase Price"), together with interest from the Closing Date at the applicable prime rate or reference rate as announced from time to time by Bank of America to Seller by wire transfer in immediately available funds to the account identified above; provided that, if the Net Purchase Price is less than $10,958,000, then within such time period, Seller shall pay to Buyer the amount by which the Net Purchase Price is less than $10,958,000, together with interest from the Closing Date at the applicable prime rate or reference rate as announced from time to time by Bank of America by wire transfer in immediately available funds to an account identified to Seller by Buyer.

(c) On the Closing Date, Buyer shall pay to Jabil Circuits Inc. on behalf of Seller $1,142,000 with respect to Seller's accounts payable to Jabil Circuits Inc. related to the Business.

3.4 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing Date, Seller shall execute and deliver to Buyer the Transaction Documents that have not previously been executed, and such other conveyance and transfer documents as may be reasonably requested by Buyer in order to carry out the Transactions.

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3.5 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which, subject to Section 3.6, Buyer shall assume and agree to pay, perform and discharge when due, all of the liabilities and obligations that arise or are to be performed on or after the Closing Date under the Assigned Contracts, accrued vacation and sabbatical liability for re-hired employees pursuant to Section 11.2(d), product warranty costs for products of the Business sold prior to the Closing Date and the liabilities set forth on Schedule 3.5 (the "Assumed Liabilities"). Nothing herein will be interpreted to mean that Buyer assumes any liability for occurrences prior to the Closing Date other than product warranty costs, regardless of when a claim is made.

3.6 NON-ASSUMPTION OF CERTAIN LIABILITIES. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities of Seller other than those specifically assumed under Section 3.5, including but not limited to: (i) liabilities for taxes (other than as set forth in Section 3.8); (ii) any pension, profit-sharing or welfare benefit plans maintained by Seller or its Affiliates or any liabilities allocated thereto (including but not limited to any liabilities resulting from unfunded contributions under any employee benefit plan subject to ERISA) (the "Plan Liabilities"), and (iii) any liabilities owed to any third party (including employees), including but not limited to accounts payable. Liabilities of Seller other than those specifically assumed under
Section 3.5 are referred to collectively as the "Excluded Liabilities."

3.7 TAX ALLOCATION. Buyer and Seller shall allocate the Purchase Price to broad categories constituting components of the Assets in accordance with basis of allocation used in preparing the Form 8594 attached hereto as Schedule 3.7 and shall file a Form 8594 with respect to the Transactions similar to that set forth in Schedule 3.7, except to the extent that modifications are necessary to reflect changes in the Assets between the date hereof and Closing Date. Each party will report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local and other tax purposes, but such allocation shall not constrain reporting for other purposes.

3.8 SALES AND USE TAX. Buyer and Seller shall cooperate in preparing and filing sales and use tax returns relating to the Transactions, shall agree as to which party is responsible to make such payments, and such party will make such payments when due. Buyer and Seller shall each be responsible for one half of any and all sales and use tax, and transfer taxes due with regard to the Transactions, and the non-paying party shall, immediately after notification of payment by the paying party, reimburse the paying party for its allocable share. Property taxes on personal property included in the Assets will be prorated as of the Closing Date on the Basis of the taxes paid or to be paid without giving effect to the Transaction. If, based on such proration, the amount of such property taxes payable as of the Closing Date which have accrued with respect to the period prior to the Closing Date (the "Accrued Pre-Closing Taxes Payable") exceeds the amount of such property taxes which may have been prepaid as of the Closing Date with respect to the period after the Closing Date ("Prepaid Post-Closing Taxes"), Seller shall pay such excess to Buyer on the Closing Date. If, based on such proration, the Accrued Pre-Closing Taxes Payable are less than the Prepaid Post-Closing Taxes, Buyer shall pay such difference to Seller on the Closing Date by reduction of the amount to be paid by Seller in respect of the Purchase Price. Buyer shall pay to the applicable taxing authority any property taxes due on personal

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property which are required to be paid after the Closing Date with respect to the applicable current tax year.

4. REPRESENTATIONS AND WARRANTIES OF SELLER.

As an inducement for Buyer to enter into this agreement, Seller represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof:

4.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and is duly qualified to do business as a foreign corporation in jurisdictions in which Seller is obligated to be so qualified to conduct the business of the Business. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to conduct the business of the Business, to execute and deliver the Transaction Documents and to perform its obligations thereunder.

4.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Seller. This Agreement has been, and each other Transaction Document will be at the Closing, duly executed and delivered by Seller and constitutes, or will, when delivered, constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Seller or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which Seller or the Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets, except to the extent that (a) the effect thereof does not have a Material Adverse Effect, (b) consents may be required for assignment of certain of the Assigned Contracts, or
(c) consents of the lessors of personal properties used in the operation of the Business may be required.

4.4 APPROVALS. Except as set forth in Schedule 4.4, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents for the consummation by it of the Transactions.

4.5 VALUATIONS. The Valuations have been prepared in accordance with GAAP as adjusted by the principles and methodologies set forth on Schedule 4.5.

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4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, through the date hereof, except as set forth in Schedule 4.6 or as contemplated hereunder:

         4.6.1 MATERIAL OBLIGATIONS. Seller has not with respect to the Business incurred any obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with the Transactions;

         4.6.2 DISCHARGE OR SATISFACTION OF LIENS. Seller has not with respect to the Business discharged or satisfied any lien security interest or encumbrance or paid any significant obligation or liability (fixed or contingent), other than pursuant to the terms of such obligation or in the ordinary course of business;

         4.6.3 ADDITIONAL LIENS. Seller has not with respect to the Business mortgaged, pledged or subjected any Assets to any lien, security interest or other encumbrance (other than of the type permitted by Section 4.7);

         4.6.4 ACQUISITION, DISPOSITION OR LOSS OF ASSETS. Seller has not with respect to the Business transferred, leased or otherwise disposed of any Assets, or acquired any assets or properties, except those acquired, disposed of, sold or consumed in the ordinary course of business, or sustained a casualty loss with respect to any material portion of any Assets;

         4.6.5 COMPROMISE OF DEBTS OR CLAIMS. Seller has not with respect to the Business canceled or compromised any debt or claim for more than $10,000, except in the ordinary course of business;

         4.6.6 WAIVER OF MATERIAL RIGHTS. Seller has not with respect to the Business waived or released any rights of significant value to the Business;

         4.6.7 RIGHTS IN LICENSES, TRADEMARKS, PATENTS. Seller has not with respect to the Business transferred or granted any rights to any Intellectual Property except to the extent embodied in products of the Business sold in the ordinary course of business;

         4.6.8 EMPLOYEE COMPENSATION. Seller has not with respect to the Business, except as required by law, made or granted any wage or salary increase applicable to any employee working primarily for the Business (other than standard step or merit increases not to exceed 5%), entered into any written employment contract with any officer or employee of Seller working primarily for the Business or made any loan to, or entered into any transaction of any other nature (except in the ordinary course of business, e.g., expense account reimbursement) with any officer or employee of Seller working primarily for the Business;

         4.6.9 CONTRACTS. Seller has not with respect to the Business entered into any Contract, except for Contracts listed in Schedule 4.6.9 and the Transaction Documents and sales or purchases in the ordinary course of business, or

         4.6.10 MATERIAL ADVERSE CHANGE. There has been no material adverse change in the operations, Assets, business or condition (financial or otherwise) of the Business.

4.7 TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES. (a) Seller has good, valid and marketable title to all of the Assets (except for leased Assets), in each case free and clear of all mortgages, liens, charges, security interests or other encumbrances of any nature whatsoever, other than (i) liens for taxes not yet due, (ii) nonperfected liens of landlords, carriers, warehousemen, mechanics, material men and others imposed by law and incurred in the ordinary course of business consistent with past practice, and (iii) the matters set forth on Schedule 4.7(a) hereto. Schedule 4.7(b) sets forth all accounts payable of Seller primarily related to the Business as of June 3, 1996, which are individually in an amount in excess of $1,000 (the "Accounts Payable").

4.8 EMPLOYEE BENEFIT PLANS. Schedule 4.8 lists all of the material employee benefit plans and programs including, but not limited to, retirement, savings and other pension plans ("Pension Plans"), health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and incentive, vacation and other similar plans that are maintained by Seller with respect to employees of Seller working primarily for the Business (the "Employees") or to which Seller has contributed or is now contributing on behalf of the Employees. Seller is not a party to any multi-employer plan as defined in Section 3 (27) of ERISA with respect to the Employees.

4.9 ASSIGNED CONTRACTS. Except as set forth on Schedule 4.9, the Assigned Contracts constitute all Contracts that are necessary to the operation of the Business as presently conducted. Seller has made available to Buyer true and complete copies or summaries thereof, if Contracts are oral. Each Contract is enforceable in accordance with its terms for the periods stated therein, and there is no existing default or event that, with notice or lapse of time or both, would constitute such a default under the terms thereof. There are no claims or allegations of which Seller has knowledge made by customers or vendors of the Business alleging any material breach, material violation or default by Seller or the Business under any Contracts.

4.10 LITIGATION. Except as set forth in Schedule 4.10 and Schedule 4.11, there are no actions, suits or proceedings relating to the Business (other than actions, suits or proceedings against Seller generally which do not relate to the ongoing business operations of the Business as they may be conducted by Buyer after the Closing) pending or, to Seller's knowledge, threatened against Seller at law or in equity, or before or by any federal, state or other governmental agency or instrumentality, except as set forth in Schedule 4.10 and
Schedule 4.11. Except as set forth in Schedule 4.10, there are no orders, judgments or decrees of any court or governmental agency that apply to the Business or any of the Assets (other than orders, judgments or decrees which relate to Seller generally and have no impact on the Business).

4.11 LABOR MATTERS. Except as set forth in Schedule 4.10 and Schedule 4.11, there are no unfair labor practice or labor arbitration proceedings with respect to the Business (other than actions, suits or proceedings against Seller generally which do not relate to the ongoing business operations of the Business as they may be conducted by Buyer after the Closing) pending or, to the Seller's knowledge threatened against Seller or the Business, and, there are no organizational efforts presently being made or, to Seller's knowledge, threatened involving any of Seller's employees working primarily for the Business. Since March 31, 1996, Seller has not received notice of any claim with respect to the Business that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it may be liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

4.12 PATENT AND TRADEMARK CLAIMS. Except as set forth in Schedule 4.12, no person has made or, to Seller's knowledge, threatened to make, any claims that the operation of the Business is in violation or infringement of any patent, patent license, trade name, trademark, service mark, copyright, mask work, know-how or other proprietary or trade right of any third party. Seller owns or has the right to use all patents, patent licenses, trade names, trademarks, service marks, copyrights, mask works and know-how which are necessary to conduct the Business as presently being conducted, all of which patents, patent licenses, trade names, trademarks, service marks and mask works are listed on
Schedule 2.1.2. Seller has not violated or infringed the intellectual property rights of any third party and the Intellectual Property does not infringe rights of any third party.

4.13 USE OF LEASED REAL PROPERTY. Seller has not received notice of any material violation of any applicable zoning or building regulation ordinance relating to the Leased Real Property and, there is not such a violation.

4.14 INSURANCE AND CERTIFICATES OF INSURANCE. Set forth in Schedule 4.14 is a complete list of Seller's insurance and certificates of insurance (including the terms of any self insurance plan) which relate in any way to the Assets or to any liability in any way associated to the Assets.

4.15 COMPLIANCE WITH LAW. Except as set forth in Schedule 4.15, Seller is not in default with respect to any order of any court or governmental authority to which Seller is subject and which applies to the Business or the Assets. To its knowledge, Seller has operated the Business, and the operation of the Business is in compliance with all laws, regulations, orders, judgments, or decrees of any federal, state local or foreign court or governmental authority applicable to the Business or the Assets including, but not limited to, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could have a Material Adverse Effect, and Seller has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, orders, judgments or decrees.

4.16 ENVIRONMENTAL MATTERS.

         (a) Seller has obtained all permits, licenses and other authorizations which are presently required under Environmental Laws with respect to the current operation of the business of the Business or the Assets. Seller is in compliance with all terms and conditions of the presently required governmental permits, licenses and authorizations under the

         Environmental Laws with respect to the Business or the Assets, except as would not have a Material Adverse Effect.

         (b) Seller has not received (i) any notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim or hearing under any Environmental Law relating in any way to the Business or the Assets, or (ii) any notice of violation, investigation, proceeding, notice or demand letter in respect of the Business or the Assets, in each case, relating to Environmental Laws or any extant regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, which remains unresolved or uncured.

         (c) To Seller's knowledge, there has been no occurrence of any storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance from, under, into or on any real property occupied or leased in respect of the Business or the Assets which has resulted in the violation by Seller in respect of the Business or the Assets of any applicable Environmental Laws.

4.17 ASSETS. The Assets constitute all of the assets and properties used primarily by the Business as of May 23, 1996, except as to (a) Assets, sold, disposed of or consumed in the ordinary course of business since such date and
(b) the Excluded Assets.

4.18 COMMISSIONS. Neither Seller nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

4.19 WARRANTIES. Schedule 4.19 contains (i) true and complete copies of all standard forms of written warranties currently in effect covering the products and services of the Business, and all other warranties that deviate from such standard forms, and (ii) a schedule which fairly presents the warranty expenses for the products and services of the Business for the year ended December 31, 1995 and the three months ended March 31, 1996.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

As an inducement for Seller to enter into this Agreement, Buyer represents and warrants to Seller that each of the following statements is true and correct as of the date hereof:

5.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under laws of the State of California and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not preclude Buyer's ability to perform its obligations under the Transaction Documents and, after the Closing, to use the Assets and operate the Business. Buyer has all requisite corporate power and authority to acquire, own, and/or lease the

Assets, to conduct the business of the Business, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitutes or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms.

5.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Buyer or any judgment, award or decree or any indenture, agreement or other instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not preclude Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party, and, after the Closing, to use the Assets and operate the business of the Business.

5.4 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 5.4, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions.

5.5 COMMISSIONS. Neither Buyer nor any of its directors, officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

5.6 FINANCING. Buyer has available cash under presently existing and enforceable credit lines that is sufficient to consummate the Transactions. No other financing is required to enable Buyer to consummate the Transactions.

6. COVENANTS OF SELLER.

6.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, unless Buyer first consents in writing, Seller shall:

         6.1.1 ORDINARY COURSE. Conduct the business of the Business only in the ordinary and usual course, and use all commercially reasonable efforts to preserve the Assets, including its relationships with licensors, suppliers, dealers, customers, employees and others having business relationships with Business. Seller's management will meet with Buyer on a regular basis at Buyer's request to discuss the general status of the ongoing operations of the Business and any problems relating to the conduct of it business. Seller will notify Buyer of any of the following occurring after the date hereof of which Seller has knowledge: (a) any material change in the conduct of the Business or operations of the Business,
         (b) the threat or initiation of any litigation against Seller which relates to the Business or Assets and (c) the initiation of any investigation of the Business by any governmental agency or body. Seller will keep Buyer fully informed of developments with respect to such events of which Seller has knowledge and afford Buyer's representatives reasonable access to all materials in Seller's possession relating thereto;

         6.1.2 PRESERVATION OF GOODWILL. Use all reasonable commercial efforts to preserve the goodwill of those of its suppliers, customers and distributors having business relations with the Business;

         6.1.3 MAINTAIN INSURANCE. Maintain all insurance coverage existing as of the date hereof, or substantially equivalent coverage, which relates in any way to the Assets or to any liability in any way associated to the Assets, and in the event of any significant change to such insurance coverage Seller shall immediately notify Buyer in writing thereof;

         6.1.4 SALE OF ASSETS. Not transfer or encumber any of the Assets except for sales of inventory in the ordinary course of business consistent with past practice and any transfer or encumbrance of other assets having a then fair market value not in excess of $5,000 in the aggregate in the ordinary course of business consistent with past practice;

         6.1.5 MAINTENANCE OF ASSETS. Maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Assets disposed of, sold or consumed in the ordinary course of business;

         6.1.6 ASSIGNED CONTRACTS. Not amend any Assigned Contract other than in the ordinary course or default on any Assigned Contract, or enter into any Contract;

         6.1.7 EMPLOYMENT CONTRACTS. Subject to Section 4.6.8, not enter into any employment contract with any Employees or increase the compensation of any Employees of the Business; or

         6.1.8 CAPITAL SPENDING. Not make or commit to make capital expenditures with respect to the Business in an aggregate amount of more than $25,000.

         6.1.9 PURCHASE ORDER. Not sign a purchase order with respect to the Business in an aggregate amount of more than $25,000.

         6.1.10 ENCUMBRANCE. Not encumber the Assets in any way.

         6.1.11 COMPLIANCE. Comply in all material respects with all laws set forth in Section 4.15.

6.2 ACCESS. Seller will (a) during ordinary business hours and upon reasonable notice from Buyer, permit Buyer and its authorized representatives to have access to all Assets, officers, Contracts, books and records of the Business,
(b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such financial, operating and other information in Seller's possession with respect to the Business as Buyer may from time to time reasonably request, and (c) otherwise reasonably cooperate in the examination or audit of the Business by Buyer.

6.3 PERMITS AND CONSENTS. As promptly as practicable, whether prior to or after the Closing, Seller shall make all filings with governmental bodies and other regulatory authorities and obtain all permits, approvals, authorizations and consents of all third parties, required for Seller to consummate the Transactions. Buyer shall furnish promptly to Seller all information that is in Buyer's possession and not otherwise available to Seller that Seller may reasonably request in connection with any such filing to be made by Seller. Seller shall use all commercially reasonable efforts to obtain such consents to the assignment of the Assigned Contracts and the sublease of the Leased Real Property in San Jose, California as may be required.

6.4 NONSOLICITATION. Seller agrees that for a period of three (3) years after the Closing, Seller will not directly solicit (on the Seller's own behalf or on behalf of any other person or entity) any employee of Buyer to leave his or her employment with Buyer.

6.5 COMMERCIALLY REASONABLE EFFORTS REGARDING LEASED FACILITY. Seller agrees to use its commercially reasonable efforts to obtain the consent of Seller's landlord to sublease of the Leased Facility in San Jose, California as described in Section 8.1.10.

7. COVENANTS OF BUYER.

7.1 PERMITS AND CONSENTS. As promptly as practicable, Buyer will make all filings with governmental bodies and other regulatory authorities required in connection with the Transactions. Seller shall promptly furnish to Buyer all information that is in Seller's possession and not otherwise available to Buyer which Buyer may reasonably request in connection with any such filing to be made by Buyer. Buyer shall use all commercially reasonable efforts to make all such filings and obtain such related permits and consents required in connection with the Transactions.

7.2 ACCESS TO BOOKS AND RECORDS. Buyer shall maintain for a period of five (5) years all original books, records, files, documents, papers and agreements pertaining to the Assets, the Assumed Liabilities or otherwise to the business of the Business before the Closing. After the Closing, Buyer shall provide Seller after reasonable notice from Seller, with reasonable access to such original documents. If, at any later time, Buyer shall want to destroy such records, Buyer shall first offer to deliver the same to Seller at the expense of Seller.

7.3 NONSOLICITATION. Buyer agrees that for a period of three (3) years after the Closing, Buyer will not directly solicit (on the Buyer's own behalf or on behalf of any other person or entity) any employee of Seller (other than Rehired Employees) to leave his or her employment with Seller.

7.4 COMMERCIALLY REASONABLE EFFORTS REGARDING LEASED FACILITY. Buyer agrees to use its commercially reasonable efforts to cooperate with Seller to obtain the consent of Seller's landlord to sublease of the Leased Facility in San Jose, California as described in Section 8.1.10.

8. CONDITIONS PRECEDENT.

8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

         8.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; NO MATERIAL ADVERSE CHANGE. The representations and warranties of Seller contained in this Agreement or in any certificate delivered to Buyer pursuant hereto shall each be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); there shall have been no material adverse change from the date of this Agreement in the operations, earnings, Assets, properties, business or condition (financial or otherwise) of the Business, and Seller shall have delivered to Buyer a certificate to that effect;

         8.1.2 COMPLIANCE WITH COVENANTS. Seller shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect;

         8.1.3 OPINION OF COUNSEL FOR SELLER. Buyer shall have received the favorable opinion of Cooley Godward Castro Huddleson & Tatum, counsel to Seller, dated the Closing Date, in the form attached as Exhibit E.

         8.1.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or threatened by any third party seeking to restrain, prohibit, invalidate or otherwise materially and adversely affect the consummation of the Transactions;

         8.1.5 CONSENTS OBTAINED. Each Party hereto shall have obtained all material significant consents and approvals required to be obtained by them from any governmental authority and the consents set forth on
         Schedule 8.1.5 hereto; provided, that if consent is not obtained with respect to any Assigned Contract or Schedule 8.1.5, Seller shall subcontract to Buyer its rights and obligations under such Assigned Contract on substantially the same terms and conditions as such Assigned Contract;

         8.1.6 OTHER TRANSACTION DOCUMENTS. Seller shall have executed and delivered to Buyer original counterparts of each Transaction Document to which it is a party; and

         8.1.7 STOCK OPTIONS. Seller shall have granted or amended stock options as set forth on Schedule 8.1.7.

         8.1.8 RELATIONSHIPS. (a) Buyer shall not have delivered written notice to Seller prior to June 14, 1996, stating that Buyer is not satisfied that the business relationships with NAGRA and IRDETO will not be adversely affected by the consummation of the Transaction; and (b) Buyer shall be reasonably satisfied that Jabil Circuits, Inc. will have no claims against any of the Assets as of the Closing.

         8.1.9 KEY EMPLOYEES. Buyer shall be reasonably satisfied regarding the terms set forth in a letter agreement relating to certain employment matters (the "Employee Letter") dated June 7, 1996.

         8.1.10 SATISFACTORY ARRANGEMENT REGARDING THE LEASED FACILITY IN SAN JOSE, CA. Seller shall have, with the consent of its landlord, entered into a sublease for Buyer relating to the Leased Facility in San Jose, California on the same terms and conditions as those of the underlying lease, or Buyer and Seller shall have reached a mutually agreeable arrangement for Seller to obtain the use and benefit of the Leased Facility in San Jose, California in a commercially appropriate manner.

         8.1.11 VIRTEX AGREEMENTS. The Release and the License Agreement, each between Seller and Corporate Computer Systems, Inc. (the "Virtex Agreements") in the form previously approved by Buyer, shall have been executed by the parties thereto.

8.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

         8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Seller a certificate to such effect;

         8.2.2 COMPLIANCE WITH COVENANTS. Buyer shall in all respects have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect;

         8.2.3 OPINION OF COUNSEL FOR BUYER. Seller shall have received the favorable opinion of in-house counsel to Buyer, dated the Closing Date, in the form attached as Exhibit F.

         8.2.4 RESALE CERTIFICATE. Seller shall have received a Resale Certificate exempting Seller from paying sales tax on the Inventory;

         8.2.5 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or threatened by any third party seeking to restrain, prohibit, invalidate or otherwise materially and adversely affect the consummation of the Transactions;

         8.2.6 PURCHASE PRICE. Buyer shall have delivered the portion of the Purchase Price required by Section 3.3;

         8.2.7 OTHER TRANSACTION DOCUMENTS. Buyer shall have executed and delivered to Seller original counterparts of each Transaction Document to which it is a party.

9.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

9.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in Sections 4.2 and 5.2 shall survive indefinitely. All other representations or warranties contained herein except as set forth in Sections 9.2.3 shall survive for a period of two (2) years from the Closing Date and shall then expire.

9.2  AGREEMENTS TO INDEMNIFY.

         9.2.1 SELLER INDEMNITY. Subject to the terms and conditions of this
         Section 9, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer's parents, subsidiaries, employees, directors, officers, shareholders and agents resulting form (a) a breach of any representation, warranty or covenant of Seller made in this Agreement or (b) the failure of Seller to pay, perform and discharge when due the Excluded Liabilities or (c) for any claim arising from an event related to the Assets or the operations of the Business and occurring prior to the Closing Date. Notwithstanding the foregoing, indemnification shall be available to Buyer to the extent that it relates to any matter agreed upon in determining the Final Valuations and which has resulted in a Purchase Price Adjustment pursuant to Section 3.2.

         9.2.2 BUYER INDEMNITY. Subject to the terms and conditions of this
         Section 9, Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all Losses incurred by Seller and Seller's employees, directors, officers, shareholders and agents resulting from
         (a) a breach of any representation, warranty or covenant of Buyer made in this Agreement, or (b) the failure of Buyer to pay, perform and discharge when due the Assumed Liabilities, or (c) any claim arising from an event relating to the Assets or the operations of the Business and occurring after the Closing Date.

         9.2.3 ENVIRONMENTAL INDEMNIFICATION. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against Environmental Losses incurred by Buyer and

         Buyer's parents, subsidiaries, employees, directors, officers, shareholders and agents resulting from (a) Government Agency orders or demands or (b) claims asserted by third parties, either of which result from a violation of applicable Environmental Law by Seller with respect to the Business or the Assets, or the existence, release or off-site shipment of Hazardous Substances by Seller with respect to the Business or the Assets, prior to the Closing and relating to operations of, or Assets or other property owned or used by, the Business or Seller in connection with the Business. The indemnification provided in this
         Section 9.2.3 shall survive for a period of three (3) years from the Closing Date and shall then expire. Upon the expiration of such indemnification, the indemnification provisions of this Section 9.2.3 shall be deemed of no further force or effect and no action may be brought thereafter against Seller in respect of any Environmental Loss except with respect to any pending or noticed indemnification claims.

9.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 9.2 shall be subject to the following terms and conditions:

         9.3.1 An Indemnifying Party will have no liability with respect to any amount for indemnification claims under Section 9.2.1(a) or Section 9.2.2(a), as applicable, unless and until the aggregate amount of such obligations exceeds $100,000, and then only for the amount by which such obligations exceed $100,000. The obligations of an Indemnifying Party for indemnification claims under Section 9.2.1(a) or Section 9.2.2(a), as applicable, may not exceed, in the aggregate, $5,375,000.

         9.3.2 NOTICE. Within 30 days after receipt of notice of commencement of any action or the written assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice (the "Claim Notice") thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party provided, that in no event, shall the Indemnifying Party compromise or settle any claim in a manner adverse to the interest of the Indemnified Party without the Indemnified Party's express written consent, which shall not be unreasonably withheld;

         9.3.3 FAILURE TO ASSUME DEFENSE. If the Indemnifying Party, by the fifth day after receipt of notice of any such claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading is scheduled to be served), does not elect in written notice delivered to the Indemnified Party to defend against such claim, the Indemnified Party will (upon no further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld;

         9.3.4 FAILURE OF NOTICE. If there is no material adverse effect from the failure to provide timely notice, such failure will have no impact on the right to indemnity;

         9.3.5 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate with all reasonable requests of the Indemnifying Party; and

         9.3.6 DISPUTE RESOLUTION.

               (a) Within forty-five (45) days after the delivery of a Claim Notice to the Indemnifying Party, pursuant to Section 9.3.1, the Indemnifying Party shall deliver to the Indemnified Party a notice (the "Response Notice") describing any portions of the Claim Notice conceded by the Indemnifying Party and identifying all aspects of the Claim Notice in dispute (such disputed portion, whether the dispute involves the existence or the amount of liability, is referred to herein as the "Disputed Amount"). If no Response Notice is received by the Indemnified Party from the Indemnifying Party within forty-five (45) days after the delivery of a Claim Notice to the Indemnifying Party, then the Indemnifying Party shall be deemed to have agreed that the entire amount set forth in the Claim Notice is conceded.

               (b) In the event that any Response Notice indicates that there is a Disputed Amount, the Indemnifying Party and the Indemnified Party shall, for a period of sixty (60) days, attempt in good faith to resolve the rights of the respective parties with respect to such claims.

               (c) If no such agreement can be reached within such sixty (60) day period, either party may demand non-binding mediation of the matter unless the amount of the Losses at issue is the subject of pending litigation (or alternative dispute resolution) with a third party, in which event mediation shall not be commenced until such litigation is concluded or both parties request mediation.

10. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date under the following circumstances:

10.1 INJUNCTION. By either party if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

10.2 MUTUAL AGREEMENT. By mutual written agreement of the parties.

10.3 TERMINATION DATE. By either party if the Closing shall not have occurred on or before June 30, 1996.

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
10.4 MATERIAL BREACH. By either Buyer or Seller, if there has been a material breach on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach is susceptible to cure the breaching party shall have ten (10) business days after receipt of notice from the other party of its intention to terminate this Agreement in which to cure such breach.

10.5 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to Section 10, all obligations of the parties hereunder (except for this Section and Sections 11.1, 12.2, 12.8, 12.9 and 12.10) shall terminate without liability of any party to any other party. Nothing contained in this Section 10.5 shall relieve any party of liability for any breach of this Agreement occurring prior to the date of termination of this Agreement.

11. OTHER COVENANTS.

11.1 ANNOUNCEMENTS. Each party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and, in any case, will not make an announcement thereafter without the written consent of the other unless and to the extent required by applicable law.

11.2 EMPLOYEES.

         (a) REHIRED EMPLOYEES. Seller has delivered to Buyer a list of all of the employees of Seller who are employed by the Business as of the most recent date for which such information is available. Seller has afforded or will afford Buyer's representatives access to its existing employees between the date hereof and the Closing in order to afford Buyer the opportunity to offer employment with Buyer after the Closing to any of such persons, whether salaried or hourly employees, and Yangbin Wang and Paul Haskill, and the employees listed in Section 11.2(d). Such employees who are offered employment and elect to become employees of Buyer are hereinafter referred to as "Rehired Employees" and shall be deemed to have become employees of Buyer as of the time the Closing becomes effective. Seller will offer cash bonuses to certain employees of the Business, which will be payable if such employees continue to be employed by Buyer for one year following the Closing.

         (b) EMPLOYEE BENEFIT PLANS. Buyer will permit each salaried employee and each hourly employee of the Business who becomes a Rehired Employee to participate, on the same basis that Buyer's employees participate, in the employee benefit plans and programs regularly made available to employees of Buyer who hold similar positions in the same or comparable division. Buyer agrees to provide at least one group health plan and one group dental plan to the Rehired Employees. Buyer will treat service by any Rehired Employee with Seller prior to the Closing as service with Buyer for purposes of vesting and participating in the General Instrument Corporation Savings Plan (the "Savings Plan") and the General Instrument Corporation Pension Plan for Salaried and Non Union

         Employees (the "Pension Plan") (but not for the purpose of the accrual of benefits under the Pension Plan). The Rehired Employees' accrual of benefits under the Pension Plan shall be based solely on their service with Buyer after the Closing. No assets or liabilities with respect to Rehired Employees shall be transferred, as a result of this Agreement, from any of Seller's employee benefit plans applicable to the employees of the Business to any plan maintained or established by the Buyer. Seller shall retain all obligations to fund or otherwise provide benefits accrued by Rehired Employees under its benefit plans prior to the Closing. Benefits under the plans retained by Seller shall constitute the only benefits to which the Rehired Employees are entitled with respect to their service with Seller prior to the Closing.

         (c) WORKER'S COMPENSATION. Buyer will assume the responsibility for all worker's compensation claims made by Rehired Employees arising from events occurring after the Closing. Seller will retain the responsibility for all worker's compensation claims made by its employees or former employees (whether or not Rehired Employees) that arise from events that occur before the Closing.

         (d) VACATION PAY. Buyer shall assume all liability for accrued vacation and unpaid vacation and accumulated time toward sabbatical pay of Rehired Employees upon the Closing (the "Vacation Accrual").

         (e) COBRA. Seller's plans shall be responsible for all obligations under Internal Revenue Code Section 4980B and ERISA Section 601 ("COBRA") with respect to qualifying events of Rehired Employees and their dependents through the date of the Closing.

         (f) WITHHOLDING. With respect to withholding, FICA and similar tax information applicable to the Rehired Employees, Buyer and Seller hereby accept the alternative procedure described in Section 5 of the Revenue Procedure 84-77 as promulgated by the Internal Revenue Service.

         (g) OTHER LIABILITIES RELATING TO EMPLOYEES. Except to the extent specifically addressed in this Section, Buyer will not assume any obligations or liabilities with respect to (i) any pension plan, welfare plan or other employee benefit plan or program relating to any present, former or retired employees of Seller (including, without limitation, any life, health, dental or disability insurance benefit for retired employees of the Business, and any life, health, dental or disability claims incurred prior to Closing even if not reported until after Closing), or (ii) any severance or separation obligation which may result from the consummation of the Transactions contemplated by this Agreement.

         (h) ADMINISTRATION. If, as a result of the Transactions contemplated by this Agreement, reports are required to be filed with respect to any of Seller's benefit plans, Seller will file such reports.

         (i) CONSULTING AGREEMENT. Seller will make available to Buyer approximately 25 percent (25%) of the working time of one of its employees, Wen Chen, to act as consultant to Buyer for a period of one year. Buyer shall pay to Seller $200 per hour for consulting services provided by Wen Chen, unless Buyer commits at the time of entering into a consulting agreement with Seller to use Wen Chen as a consultant for the entire 25% of such working time, in which case Buyer shall pay to Seller $175 per hour for such consulting services. All benefits arising from the work done under such consulting agreement shall be for the benefit of Buyer.

         (j) OTHER EMPLOYEE AGREEMENT. Seller will give to Buyer the necessary permission and make all necessary filings or applications under the law of the Peoples Republic of China to offer employment to Jason Xie, Kitty Sun, Joyce Zho, Bob Liu and Tramond Wu in Seller's China office.

11.3 COOPERATION. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

11.4 TAX COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Business. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.

12. MISCELLANEOUS.

12.1 BULK TRANSFER LAWS. Subject to Section 9.2, the parties hereto hereby waive compliance with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the Transactions contemplated hereby.

12.2 EXPENSES. Except as contemplated by Sections 3.8 and 10.5, whether or not the Transactions are consummated, neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation, execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, the fees and expenses of counsel, accountants, investment bankers and other experts.

12.3 WAIVERS. Either party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement;
(c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

12.4 AMENDMENTS, SUPPLEMENTS. This Agreement may be amended or supplemented at any time by the mutual written consent of the parties.

12.5 ENTIRE AGREEMENT. This Agreement, its exhibits and schedules, the documents incorporated by reference, and the documents executed on the Closing Date in connection herewith, constitute the entire agreement, including without limitation the Letter of Intent dated March 22, 1996, in its entirety, between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

12.6 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.7 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party except to an affiliate or subsidiary without the prior written consent of the other party.

12.8 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

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
(a)  If to Buyer:

         Charger Industries, Inc.
         c/o General Instrument Corporation of Delaware
         8770 W. Bryn Mawr Avenue
         Suite 1300
         Chicago, IL 60631
         (312) 695-1100
         Attention: Richard C. Smith

         with a copy to:

         General Instrument Corporation of Delaware
         8770 W. Bryn Mawr Avenue
         Suite 1300
         Chicago, IL 60631
         (312) 695-1100
         Attn:  General Counsel

(b)  If to Seller:

         Compression Labs, Incorporated
         2860 Junction Avenue
         San Jose, CA 95134
         (408) 435-3000
         Attention:  T. Gary Trimm

         with a copy to:

         Cooley Godward Castro Huddleson & Tatum
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA  94306
         (415) 843-5000
         Attention:  Craig E. Dauchy

12.9 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement may be heard and determined before an appropriate federal or state court located in the State of California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in any of the above courts.

12.10 ATTORNEYS' FEES. If any litigation is commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding will be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

12.11 EQUITABLE REMEDIES. Seller and Buyer acknowledge the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from an appropriate court referred to in Section 12.9. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in
Section 9.

12.12 RULES OF CONSTRUCTION.

         12.12. 1 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

         12.12.2 TENSE, GENDER AND CASE. Throughout this Agreement, as the context may require , references to any word used in one tense or case shall include all other appropriate tenses, genders or cases.

         12.12.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

         12.12.4 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers hereto who are sophisticated and have been represented by lawyers throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case therefore waive its effects.

12.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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
IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                    BUYER

                                    Charger Industries, Inc.
                                    a California corporation

                                    By:   /s/ RICHARD C. SMITH
                                          -----------------------------------
                                    Name: Richard C. Smith
                                    Its:  Vice President, Taxes and Treasurer

                                    SELLER

                                    Compression Labs, Incorporated,
                                    a Delaware corporation

                                    By:   /S/ T. GARY TRIMM
                                          ------------------------------------
                                    Name: T. Gary Trimm
                                    Its:  President and Chief Executive Officer

                                       31